Exhibit 99.1

St. Jude Medical Announces Preliminary First Quarter Results

ST. PAUL, MN, April 4, 2006 – St. Jude Medical, Inc. (NYSE:STJ) today announced preliminary results for the first quarter ended March 31, 2006.

The Company expects to report net sales of approximately $784 million in the first quarter of 2006, an increase of 18% compared to the first quarter of 2005. The Company had previously forecasted net sales in the $799 million to $839 million range. The Company also expects consolidated first quarter earnings per share to be in the range of $0.35 to $0.36. This EPS estimate includes the impact of stock compensation expense of approximately $0.03 per share.

First quarter results, while on track in all other product categories, were impacted by lower than expected revenues from implantable cardioverter defibrillators (ICDs), which are expected to be $262 million, a 27% increase over the comparable period in 2005 but below the Company’s guidance.

The Company believes that first quarter ICD sales reflect a greater than anticipated slowdown in U.S. market growth. The Company is undertaking a detailed customer review to clarify the extent to which ICD sales were affected by this slowdown or by other factors. ICD revenues outside the United States continue to meet expectations.

“While most of our business continues to meet or exceed expectations, the events in the marketplace over the past year have led to increased volatility and have made ICD market growth patterns in the United States less predictable,” said St. Jude Medical Chairman, President and Chief Executive Officer Daniel J. Starks. “We are very pleased with the continued strength across our multiple growth platforms and excited about the many new cardiac rhythm management products set to be introduced this year. We remain confident in the long-term growth prospects of the ICD marketplace, where the vast majority of patients who could benefit from this technology have yet to receive a device.”

Revenues for all other product categories are expected to meet or slightly exceed previous guidance. Preliminary sales results in the first quarter for the additional product categories are listed below.

First quarter pacemaker sales are expected to total $221 million, a 2% increase over the first quarter of 2005.

Atrial Fibrillation (AF) product sales for the first quarter are expected to be $74 million, a 25% increase over the first quarter of 2005.

Total sales of cardiology products for the first quarter are expected to be $111 million, flat with the same period in 2005. Within this category of products, vascular sealing device sales for the first quarter of 2006 are expected to be $84 million.

Total cardiac surgery sales for the first quarter of 2006 are expected to be $74 million, an increase of 3% over the comparable period in 2005.

St. Jude Medical sales of neuromodulation products for the first quarter are expected to total $42 million. The Company did not have neuromodulation sales during the first quarter of 2005.

The Company will provide further information, including information regarding its income statement, balance sheet, and outlook for the full-year 2006, when St. Jude Medical releases its first quarter results at 7:00 a.m. Central Time on April 19, 2006, and hosts the associated quarterly earnings conference call at 8:00 a.m. Central Time. The conference call will be broadcast live on the St. Jude Medical website at www.sjm.com.

About St. Jude Medical

St. Jude Medical is dedicated to making life better for cardiac, neurological and chronic pain patients worldwide through excellence in medical device technology and services. The Company has five major focus areas that include: cardiac rhythm management, atrial fibrillation, cardiac surgery, cardiology and neuromodulation.  Headquartered in St. Paul, Minn., the Company employs approximately 10,000 people worldwide. For more information, please visit www.sjm.com.

Forward-Looking Statements

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties. Such forward-looking statements include the expectations, plans and prospects for the Company, including potential clinical successes, regulatory approvals, anticipated future product launches, revenues, earnings, and market shares. The statements made by the Company are based upon management’s current expectations and are subject to certain risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. These risks and uncertainties include market conditions and other factors beyond the Company’s control and the risk factors and other cautionary statements described in the Company’s filings with the SEC, including the risk factors described in the Company’s Annual Report on Form 10-K filed on March 16, 2006 (see Item 1A on page 15). The Company does not intend to update these statements and undertakes no duty to any person to provide any such update under any circumstance.